Exhibit 99.1

FIFTH STREET FINANCE CORP. APPOINTS PATRICK J. DALTON AS CHIEF EXECUTIVE OFFICER

Chief Executive Officer Todd G. Owens and Chief Investment Officer Ivelin M. Dimitrov to Step Down, Effective January 2, 2017

GREENWICH, CT, November 30, 2016 - Fifth Street Finance Corp. (NASDAQ: FSC) (“FSC” or the “Company”) today announced that its Board of Directors has appointed Patrick J. Dalton as Chief Executive Officer and elected him as a member of the Board of Directors, effective January 2, 2017. Mr. Dalton will succeed Todd G. Owens, who will continue in his roles as CEO and a member of the Board of Directors until that time to facilitate a smooth transition. The Company also announced that Ivelin M. Dimitrov will step down from his roles as President, Chief Investment Officer and a member of the Board of Directors, effective January 2, 2017.

Mr. Dalton joins Fifth Street from Gordon Brothers Finance Company, where he served as President, CEO and Chair of the Investment Committee from 2012 to 2016. Prior to that role, he was President and Chief Operating Officer at Apollo Investment Corporation from 2008 to 2012; Chief Investment Officer and Portfolio Manager at Apollo Investment Management, L.P. from 2007 to 2012; and a partner at Apollo Global Management from 2004 to 2012. Mr. Dalton previously served as a Vice President at Goldman, Sachs & Co., Chase Securities Corp. and Chase Manhattan Bank.

“We’re incredibly excited to have Patrick, an accomplished investment management executive with demonstrated success managing a public business development company, taking the reins at FSC,” said Bernard D. Berman, Chairman of the FSC Board of Directors. “Given his more than 25 years of investment experience, we’re pleased that Patrick will take over primary responsibility for all aspects of FSC’s investment and operating strategy. We are confident that Patrick has the unique skills and experience to continue executing on FSC’s goal of driving shareholder value. We sincerely thank both Todd and Ivelin for their numerous contributions to FSC and we are confident that they will both help ensure a smooth leadership transition.”

“I welcome the opportunity to lead FSC and look forward to leveraging Fifth Street’s middle market direct origination platform as we continue to seek investment opportunities with strong risk-adjusted returns for our shareholders,” said Mr. Dalton. “Importantly, I plan to focus a large portion of my time on improving the company’s performance and operations, stabilizing NAV and furthering our alignment with shareholders. I am confident that we will be well-positioned to improve returns for our shareholders over the long-term.”

Mr. Dalton will also join Fifth Street Asset Management Inc. (NASDAQ: FSAM) as Co-President, effective January 2nd, succeeding Todd Owens who will be stepping down.

About Patrick J. Dalton

Mr. Dalton is an accomplished investment management executive with over 25 years of investment and leadership experience. Most recently, from 2012 to 2016, Mr. Dalton was the Founder, President and Chief Executive Officer of Gordon Brothers Finance Company (“GBFC”), a portfolio company of BlackRock Capital Corporation since October 2014. GBFC is a commercial finance company that provides cash flow, asset-based and hybrid term loans to middle-market companies in North America and Europe. Prior to joining GBFC, Mr. Dalton was with Apollo Global Management from 2004 to 2012 where he served as President and Chief Operating Officer of Apollo Investment Corporation from 2008 to 2012 and served as Chief Investment Officer of Apollo Investment Management from 2007 to 2012. As one of the founding partners of Apollo Global Management, his contributions were instrumental to the firm’s development and growth, leading over $8.6 billion of investments across 165 portfolio companies from 2004 through 2011, as well as successfully navigating though the Great Recession. In addition to managing Apollo Investment Corporation, Mr. Dalton co-founded Apollo’s CLO platform, managed one of Apollo’s first Credit Opportunity Funds and was instrumental in founding Apollo’s European credit platform in 2006. Earlier in his career, Mr. Dalton served as a Vice President of Goldman Sachs & Co.'s GS Mezzanine Funds and a Vice President at Chase Securities, Inc. and The Chase Manhattan Bank, N.A. He holds an MBA from Columbia Business School and a BS in Finance from Boston College. Mr. Dalton was the founding sponsor for the Private Equity Mentorship Program at Columbia Business School.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles. Having committed approximately $10 billion of loans over its 18-year track record, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of Fifth Street Finance Corp. (“FSC”, or “Company”). Words such as “believes,” “expects,” “seeks,” “plans,” “should,” “estimates,” “project,” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSC’s filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in the Company’s operating areas. FSC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Investor Contact:

Robyn Friedman, Executive Director, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

James Golden / Aura Reinhard / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449